China Organic Executes Agreement for Strategic Partnership with Xinmiao to Significantly Contribute to Revenues and Earnings

Threshold Agreement Further Validates Company's Strategic Plan to Capitalize on China's Multibillion Dollar Market for High-Quality Food Products

Jilin, China - China Organic Agriculture, Inc. (OTCBB: CNOA - News), a growth-driven agricultural and products company leading China's organic foods revolution, has announced a strategic partnership agreement with Xinmiao Grain Depot that the Company anticipates will significantly contribute to revenues and earnings. The agreement further validates CNOA's stated strategic initiative to continue to expand revenues and earnings by maximizing capacity and output to meet the growing demand for its brand name products.

To view a multimedia presentation on China Organic Agriculture, please click here: http://www.trilogy-capital.com/content/cnoa/video/cnoa_intro.html.

According to the agreement, Xinmiao will purchase grain from local farmers to provide an initial order of 10,000 tons of processed rice to CNOA to meet ever-increasing demand for its well-known ErMaPao brand of high-quality rice products in the first year. Xinmiao is expected to gradually increase their purchase of grains by 1,000 tons each year bringing the numbers to 11,000 tons in the second year and 12,000 tons in the last year of the agreement..

"Through the agreement with Xinmiao Grain Depot, we will be able to acquire high-quality rice grains at a substantially lower cost," said Jian Lin, Chief Executive Officer of China Organic Agriculture. "The annual increase in grains will help increase the sale of our high-quality rice over the next 12 to 36 months."

The agreement will also significantly reduce storage and administrative costs, making State-owned Xinmiao responsible for the processing, storage and the transportation of the rice. Xinmiao has also agreed to exclusively provide purchasing service of green rice grain for CNOA.

According to the agreement, Xinmiao will be the responsible for taking out a bank loan to ramp up capacity and for accumulating the necessary capital to purchase the grains that will ultimately become ErMaPao branded products. CNOA will only have to be responsible for 10% of the security deposit and interests incurred by Xinmiao for the loan. The total amount of loan will be repaid in full along with the acting fees by CNOA to Xinmiao only upon the transaction of the final product.

Established in 1978, Xinmiao Grain Depot is one of the largest grain storing depots in China with a substantial storage capacity of 160,000 tons. According to the agreement, Xinmiao has agreed to provide grain storage service in compliance to national standards.

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This announcement adds to the dominant position of China Organic in the organic and green rice market. Currently, The Company is among the largest producers of organic rice in China and commands a 40% market share of the organic rice market in China. The Company enjoys the highest organic certification and best brand recognition in China for its rice products.

In the first quarter of 2007 (as of March 31st) the company posted $4.1 million in revenues, up 30% from the same period in 2006. The Xinmiao deal is part of an aggressive plan to quickly increase production capacity.

The Company also recently released guidance calling for record-setting revenues of approximately $16 million, representing an 80% increase over the $9 million for the comparable period of 2006. The Company, which reports on a calendar basis, also has projected net income in excess of $6 million, representing an approximate 70% increase over the $3.43 million reported for 2006.

About China Organic Agriculture

China Organic Agriculture is among the largest producers of organic rice in China commanding a 40 percent market share. CNOA controls all aspects of the process from seeds to planting and processing, R&D and sales. The proprietary processing factory is 20,000 square meters and has an annual production capacity of 30,000 tons. The Company also has an extensive sales network, located in the major cities in China.

CNOA, which follows GAAP accounting principles and is fully SEC compliant, has experienced significant growth since its inception in 2002, and has put solid plans in place to markedly expand revenues and increase shareholder value. The quality of CNOA's products results in the ability to command and receive prices 40% higher than comparables. In the first quarter of 2007 (as of March 31st) the company posted $4.1 million in revenue, up 30 percent from the same period 2006. Gross profit margins grew to 43.9% yielding net income of $1.72 million or 42% of sales.

CNOA has in excess of 6260 acres dedicated to green and organic rice. The irrigation system is fed from the Nen River, one of the last unpolluted rivers in China, and no chemicals or fertilizers are used in the process. The Company's flagship brand, ErMaPao has won several quality awards, holds the highest organic certification and is the most popular rice brand in the country.

CNOA has the business plan, the depth of management and the capital to realize its mandated goal of becoming the leading organic agriculture company within this explosive sector in China as well as globally within the next five years.

For investor-specific information and resources, visit http://www.trilogy-capital.com/tcp/coa.

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To view an investor fact sheet about the company, visit
http://www.trilogy-capital.com/tcp/coa/factsheet.html.

Mission Statement

China Organic Agriculture, Inc. is firmly committed to increasing shareholder value through setting the next generation standard for quality organic food products in China and throughout the world.

Forward-Looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 -- With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of CNOA could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations or expansion, inability to hire and retain qualified personnel, changes in the general economic climate, including rising interest rate and unanticipated events such as terrorist activities. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements. For further risk factors see the risk factors associated with our Company, review our SEC filings.

Contact

China Organic Agriculture
Steve Wan, 310.441.9777
stevewan@chinaorganicagriculture.com

or

Trilogy Capital Partners
Financial Communications:
Ryon Harms, Toll-free: 800-592-6067
ryon@trilogy-capital.com